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                                                                      EXHIBIT 99

                           REUNION INDUSTRIES, INC.

FOR INFORMATION CONTACT:                            FOR IMMEDIATE RELEASE

Richard L. Evans
Chief Financial Officer
203 324-8858


Stamford, Connecticut, October 20, 1998 - Reunion Industries, Inc. (NASDAQ-RUNI; Pacific-RUN). Reunion Industries, Inc. announced today that it has refinanced the senior secured debt of its Oneida Rostone Corp. subsidiary ("ORC") with a facility provided by The CIT Group/Business Credit, Inc. ("CITBC"). The new facility is a six-year senior secured credit facility including revolving credit loans of up to $10.2 million and a term loan in the initial amount of $6.0 million for ORC. The proceeds were used to refinance ORC's debt with Congress Financial Corporation and to provide working capital for ORC. The new facility also provides a letter of credit to collateralize the bond for the Company's appeal of the judgment in favor of Bargo Energy Company.

As previously reported, Reunion recorded a charge to continuing operations of $8.8 million in the second quarter of 1998 for the adverse judgment in the Company's litigation with Bargo Energy Company. With the letter of credit collateral provided by CITBC, the Company has filed a bond which suspends execution on the judgment while the Company appeals. A formal notice of appeal has been filed, and the Company intends to file its appeal as soon as possible. Reunion continues to maintain that no evidence sufficient to support a jury finding of fraud or related punitive damages was presented at trial, and intends to continue to vigorously oppose this judgment through the appeal.

Reunion further announced that its Merger Agreement with Chatwins Group, Inc. has been terminated by mutual agreement. The Company reported that this decision was made as a result of the inability to arrange sufficient financing to refinance all of the debt of the combined companies under current market conditions. The Company intends to seek additional financing to provide resources to meet Reunion's continuing corporate, legal and environmental expenses.

Reunion Industries, Inc. is a Stamford, Connecticut based corporation primarily engaged in manufacturing high volume precision plastic products and providing engineered plastic services.

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